UNITED STATES

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2017

HEALTH ADVANCE INC.

(Exact name of registrant as specified in its charter)

Wyoming	333-177122	46-0525223
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

685 Citadel Drive East - Suite 290 Colorado Springs, CO 80909
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: 719-466-6699

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02, Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers;

Health Advance Inc. ('HADV' or the 'the Company'), announces that Mr. Jordan Starkman has resigned from the Board of Directors of HADV (the 'Board'), as well as from the position of Board Executive, President, and Director with his resignation taking effect from November 1, 2017. Mr. Starkman has been a Board Executive, Director, and President since the Company's inception. Health Advance Inc. would like to thank Mr. Starkman for his time and dedication and we wish him well in his future business ventures.

The Company appoints Vice Chairman and Director, Gregory Shusterman as the Chairman of the Board and Executive Director, Christian Diesveld as a voting Director of the Board, and Dr. Muhammad Mukhtar as the Special Advisor to the Chairman and shall be the appointed (Interim) Chief Executive Officer and a non-voting Director of the Board.

Thereby, Mr. Shusterman, Mr. Diesveld, and Dr. Mukhtar’s appointment are effective from November 1, 2017. HADV intends to simplify its overall management structure and is in the process of hiring and electing new executive management for the new fiscal year.

Mr. Shusterman is a Canadian citizen who has worked previously in various senior leadership positions for a number of companies in the healthcare industry and has work experience as the Vice Chairman and ‘Acting Chairman’ for the Company since being elected in April of this year.

Mr. Diesveld is a Canadian citizen and UK resident who has worked previously in various senior leadership positions for a number of companies, including, but not limited to, Hantian Labs Limited, a recent acquisition of the Company, where Mr. Diesveld was recently named UK CEO of the Year – Small Enterprise in the Health and Wellness sector

Dr. Mukhtar has served as a professor at the American University of Ras Al Khaimah (AURAK), United Arab Emirates. Before his arrival at AURAK, he served as Vice Chancellor/Professor of three Universities in Pakistan concomitantly – a unique honor for any academic leader. Through his wise academic leadership and innovative governance, he converted a regional higher education institution in Pakistan to one of the top-ranked in the country. Mukhtar received his Master and MPhil in the field of Biochemistry from Pakistan and his Ph.D. in biosciences from the Drexel University of Philadelphia, USA, and also completed a Graduate Certificate in Research Management from Thomas Jefferson University in Philadelphia, USA. He served in various academic/administrative positions in the USA on an outstanding scientist (O-1) visa.

Mukhtar is an avid researcher also. His laboratory developed an in-vitro model of the human blood-brain barrier to study viral neuropathogenesis. Dr. Mukhtar as Principal or Co-Investigator has received several awards from organizations including American Diabetes Association, American Society for Microbiology, Diabetes Trust Foundation, US National Institutes of Health, Pfizer Pharmaceuticals (NYSE: PFE), and the Higher Education Commission of Pakistan. Human blood-brain barrier model developed in his laboratory is extensively used to understand ferrying of viruses into the brain and finding cures for neurological ailments.

Dr. Mukhtar holds specialized Certificates in Public Health and Bioinformatics. Committed to the role of technology in biomedical research, he serves as managing editor of Frontiers in Bioscience and is on the editorial board of several research journals. He feels pride in mentoring researchers, scientists, teachers and administrators and committed professionals aspiring to excel in their practical life. He has several research publications, including peer- reviewed research, review articles, invited articles, book chapters, commissioned articles and critiques to his credit. A book describing accomplishments of Dr. Mukhtar’s educational leadership has been published in Urdu language entitled “Hayat Zauq e Safar Kay Siwa Kuch Aur Naheen” and it’s English Version “The Making of a Best National University” is in progress.

Reference is made to this disclosure set under Item 6 of this SEC Form 8-K and SEC Form 10-Q/A for the transition period from February 1, 2017 through April 30, 2017, which include Item 6 - Exhibits [99.2 and 99.3] of this Report, which disclosure is incorporated herein by reference, in addition to being pursuant to the results of Civil Case No. 17CV132-S, U.S. Court of Wyoming District on September 22, 2017.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1: Letter of Resignation Undersigned by Jordan Starkman

This Current Report on Form 8-K includes certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement in this report that is not a statement of historical fact may be deemed to be a forward-looking statement. We often use these types of statements when discussing our plans and strategies, our anticipation of revenues from designated markets and statements regarding the development of our businesses, the markets for our services and products, our anticipated capital expenditures, operations, support systems, changes in regulatory requirements and other statements contained in this report regarding matters that are not historical facts. When used in this report, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and other similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. There can be no assurance that: (i) we have correctly measured or identified all of the factors affecting us or the extent of their likely impact; (ii) the publicly available information with respect to these factors on which our analysis is based iscomplete or accurate; (iii) our analysis is correct; or (iv) our strategy, which is based in part on this analysis, will be successful. We do not assume any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Advance Inc.

Date: November 20, 2017	X	Gregory Shusterman
Gregory Shusterman
Executive Director;
Chairman of the Board of Directors